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                                  EXHIBIT (12)

                             HELLER FINANCIAL, INC.

                        COMPUTATION OF RATIO OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                            1994     1993     1992     1991     1990
                                                            -----    -----    -----    -----    -----
                                                                  (DOLLAR AMOUNTS IN MILLIONS)
Net income before income taxes and minority interest in
  income of Heller International Group, Inc. ............   $ 174    $ 133    $  45    $  70    $ 104
                                                            -----    -----    -----    -----    -----
Add-Fixed charges
  Interest and debt expense..............................     336      264      295      406      488
  One-third of rentals...................................       6        5        5        4        5
                                                            -----    -----    -----    -----    -----
       Total fixed charges...............................     342      269      300      410      493
                                                            -----    -----    -----    -----    -----
Net income as adjusted...................................   $ 516    $ 402    $ 345    $ 480    $ 597
                                                            -----    -----    -----    -----    -----
Ratio of earnings to fixed charges.......................   1.51x    1.49x    1.15x    1.17x    1.21x
                                                            =====    =====    =====    =====    =====
Preferred stock dividends on a pre-tax basis.............      17       12        3        7       26
       Total combined fixed charges and preferred stock
          dividends......................................   $ 359    $ 281    $ 303    $ 417    $ 519
                                                            -----    -----    -----    -----    -----
Ratio of earnings to combined fixed charges and preferred
  stock dividends........................................   1.44x    1.43x    1.14x    1.15x    1.15x
                                                            =====    =====    =====    =====    =====

     For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" includes income before income taxes, the minority interest in Heller International Group, Inc. income and fixed charges. "Combined fixed charges and preferred stock dividends" includes interest on all indebtedness, one third of annual rentals (approximate portion representing interest) and preferred stock dividends on a pre-tax basis.